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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated January 20, 2010 on the financial statements and financial highlights of the Columbia AMT-Free Tax-Exempt Bond Fund (formerly RiverSource Tax-Exempt Bond Fund) of the RiverSource Tax-Exempt Series, Inc. included in the annual report for the fiscal year ended November 30, 2009 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 61 to the Registration Statement (Form N-1A, No. 2-57328) of the RiverSource Tax-Exempt Series, Inc. as filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 22, 2010